UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 26, 2011

SCIENTIFIC GAMES CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	81-0422894
(State of incorporation)	(IRS Employer
Identification No.)

0-13063

(Commission File Number)

750 Lexington Avenue, New York, New York 10022

(Address of registrant’s principal executive office)

(212) 754-2233

(Registrant’s telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CPR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.          Entry into a Material Definitive Agreement.

On April 26, 2011, Scientific Games Corporation (the “Company”) and its U.K. subsidiary, Global Draw Limited, entered into a purchase agreement (the “Purchase Agreement”) to acquire all of the issued shares of Barcrest Group Limited, a U.K. company, and Cyberview Technology CZ s.r.o,, a company incorporated in the Czech Republic (collectively “Barcrest”), from subsidiaries of International Game Technology (collectively “IGT”) for  approximately 33 million pounds Sterling in cash (subject to certain post-closing adjustments), plus up to approximately 2 million pounds in deferred consideration, the payment of which is subject to the satisfaction of certain conditions relating to a third-party contract.

The closing of the acquisition of Barcrest is conditioned on, among other things, obtaining U.K. competition approvals and certain third-party consents.  The transaction is anticipated to close during the third quarter of 2011.

The Purchase Agreement contemplates that, upon the closing of the transaction, the Company (or its affiliates) and/or Barcrest and IGT (or its affiliates) will enter into certain ancillary agreements, including a non-exclusive cross-license of certain intellectual property and certain transition services agreements.

A copy of the press release announcing the transaction is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.      Financial Statements and Exhibits.

(d)  Exhibits

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated April 27, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SCIENTIFIC GAMES CORPORATION

Date: April 27, 2011	By:	/s/ Jeffrey S. Lipkin
Name: Jeffrey S. Lipkin
Title: Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of Scientific Games Corporation, dated April 27, 2011